Exhibit 1.2

EXECUTION COPY

DISCOVER CARD EXECUTION NOTE TRUST

DISCOVERSERIES

Class A(2008-3)

ASSET BACKED NOTES

TERMS AGREEMENT

Dated: April 24, 2008

To:	DISCOVER CARD EXECUTION NOTE TRUST

DISCOVER BANK

Re:	Underwriting Agreement dated April 24, 2008 (the “Agreement”)

Series Designation:

DiscoverSeries.

Registration Statement:

Nos. 333-141703, 333-141703-01 and 333-141703-02.

Title of Securities:

Discover Card Execution Note Trust, DiscoverSeries Class A(2008-3) Notes (the “Notes”).

Initial Principal Amount of Notes:

$850,000,000.

Required Note Rating:

Aaa by Moody’s Investor Service, Inc.

AAA by Standard & Poor’s Rating Services

AAA by Fitch, Inc.

Aggregate outstanding balance of Receivables in the Discover Card Master Trust I as of March 31, 2008: $38,202,359,078.92.

Expected Date of Terms Document: April 30, 2008.

Interest Rate or Formula: Interpolated Swaps plus 1.65% at time of pricing.

Time of Sale: 2:40 p.m. New York City time on April 24, 2008.

Time of Sale Information:

(1) Tranche Term Sheet dated April 24, 2008 relating to the Discover Card Execution Note Trust, DiscoverSeries Class A(2008-3) Notes (the “Tranche Term Sheet”), attached as Annex 1 hereto, which incorporates by reference (a) the prospectus supplement for the DiscoverSeries Class A(2008-2) notes dated as of March 3, 2008 filed pursuant to Rule 424(b) of the Securities Act of 1933, (b) the static pool information regarding the historical performance of the Receivables for the accounts contained on the internet website http://www.discoverfinancial.com/ absdata and (c) the other reports and documents incorporated by reference to the Tranche Term Sheet and (2) the Pricing Term Sheet.

If, subsequent to the Time of Sale, it is determined that such information included an untrue statement of material fact or omitted to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading and the Underwriters have terminated their old purchase contracts and entered into new purchase contracts with purchasers of the Notes, then “Time of Sale Information” will also include any information that corrects such material misstatements or omissions, together with any other information, to the extent it is made available to purchasers at the time of entry into the last such new purchase contract such that “Time of Sale Information” no longer includes an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading (“Corrective Information”).

Underwriter Information:

“Underwriter Information” shall mean the written information furnished to Discover Bank and Discover Card Execution Note Trust by the Underwriters for use in the Prospectus and set forth in the “blood letter” from the Underwriters to Discover Bank and Discover Card Execution Note Trust dated the Closing Date.

Pricing Term Sheet:

A copy of the Pricing Term Sheet, dated as of April 24, 2008, relating to the Discover Card Execution Note Trust, DiscoverSeries Class A(2008-3) Notes (the “Pricing Term Sheet”), a document prepared by Discover Bank and Discover Card Execution Note Trust and filed as an issuer free writing prospectus that contains final transaction terms for Discover Card Execution Note Trust, DiscoverSeries Class A(2008-3) Notes, is attached as Annex 2 hereto. The Underwriters shall have delivered the information set forth on the Pricing Term Sheet to potential investors in the Notes prior to entering into a purchase contract with the investor for the purchase of such Notes.

Terms of Sale:

The purchase price for the Notes to the Underwriters will be

99.7238% of the aggregate principal amount of the Notes.

The Underwriters will offer the Notes to the public at a price equal to

99.9238% of the aggregate principal amount of the Notes.

Closing Date: April 30, 2008, or such other date as may be agreed upon in writing.

Time of Delivery: 9:05 A.M., Chicago, Illinois Time, on the Closing Date, or at such other time as may be agreed upon in writing.

2

Notwithstanding anything in the Agreement or in this Terms Agreement to the contrary, the Agreement and this Terms Agreement constitute the entire agreement and understanding among the parties hereto with respect to the purchase and sale of the Notes. This Terms Agreement may be amended only by written agreement of the parties hereto.

Very truly yours,

CREDIT SUISSE SECURITIES (USA) LLC

As a Representative of the Underwriters named in Schedule I hereto

By:	/s/ Justin Tisler

J.P. MORGAN SECURITIES INC.

As a Representative of the Underwriters named in Schedule I hereto

By:	/s/ Richard J. Perez

Accepted:

DISCOVER CARD EXECUTION NOTE
TRUST, as Issuer

By:	Discover Bank, not in its individual
capacity but solely as Depositor on
behalf of the Issuer

By:	/s/ Michael F. Rickert

DISCOVER BANK

By:	/s/ Michael F. Rickert

[Signature Page to Class A(2008-3) Terms Agreement]

SCHEDULE I

UNDERWRITERS

$850,000,000 Discover Card Execution Note Trust, DiscoverSeries Class A(2008-3) Notes

Name of Underwriter	Principal Amount
Credit Suisse Securities (USA) LLC	$122,000,000
J.P. Morgan Securities Inc.	$122,000,000
Banc of America Securities LLC	$121,200,000
Barclays Capital Inc.	$121,200,000
Deutsche Bank Securities Inc.	$121,200,000
Greenwich Capital Markets, Inc.	$121,200,000
Lehman Brothers Inc.	$121,200,000

ANNEX 1

[TRANCHE TERM SHEET]

ANNEX 2

[PRICING TERM SHEET]